Exhibit 99.1

Perry Ellis International, Inc. Reports Record Fiscal 2006 Results

•	Total revenues to record level of $850 million, a 29% increase

•	EBITDA to record level of $67 million, a 23% increase

•	Diluted earnings per share to record level of $2.26, $0.01 ahead of previous guidance

•	FY2007 revenue view at $860-870 million, proforma earnings view at $2.30-2.40 per fully diluted share

Miami – March 21, 2006 – Perry Ellis International, Inc. today reported results for the fiscal year ended January 31, 2006 (“fiscal 2006”) which included record revenues of $849.4 million, a 29.4% increase, or $192.8 million, over the $656.6 million reported for the comparable period a year ago (“fiscal 2005”). The company’s fiscal 2006 revenue includes a 30% increase due primarily to the acquisition of the Tropical Sportswear International business (TSI), a 3% organic increase in core menswear operations, offset by a 4% planned decline in swimwear operations and a slight decline in royalty income.

Fiscal 2006 EBITDA grew to $67.3 million, a 22.8% increase, or $12.5 million, over the $54.8 million reported in fiscal 2005, reflecting the company’s successful integration of TSI. Net income for fiscal 2006 was a record $22.7 million, an 8.1% increase over fiscal 2005’s level of $21 million. Earnings per diluted share were a record $2.26 in fiscal 2006, compared to $2.15, a 5% increase, over fiscal 2005.

For the 4th quarter ended January 31, 2006, total revenues were $213.9 million, a 24.3% increase over the $172.1 million reported in the 4th quarter of fiscal 2005. This increase was primarily driven by the TSI acquisition and includes the impact of the previously announced reduction of private label and branded programs at a national mid-tier chain. Net income for the 4th quarter ended January 31, 2006 was $8.1 million compared to $8.2 million reported in the 4th quarter ended January 31, 2005.

George Feldenkreis, Chairman and Chief Executive Officer commented, “We are very pleased to report record revenue, EBITDA and earnings per share results for fiscal 2006. We successfully completed the integration of Tropical Sportswear by improving profit margins, reducing expenses and transitioning the sourcing structure. In addition, we completed the strategic acquisition of Gotcha, MCD, and Girl Star, strengthening our brand portfolio and providing an additional growth vehicle in a younger demographic.”

Mr. Feldenkreis continued: “In addition, we generated strong cash flow and debt repayment. During fiscal 2006 we funded approximately $95 million for acquisitions, and yet borrowings under our credit facility at year end only increased by $30 million. Our fiscal 2006 pay down of $65 million of borrowings reflects our ability to generate strong cash flow from operations, inventory control and other working capital management.”

Oscar Feldenkreis, President and Chief Operating Officer, remarked, “The enthusiastic response from retailers at the February 2006 MAGIC show is a testament to the power of our brands and the fashionable, value product they deliver. Our new product offerings have been very well received by our retail customers and our successful mens bottoms operation continues to increase its market share. We continue to have major success in sportswear and bottoms in all channels of distribution. Perry Ellis’ new management and design teams have transformed the Perry Ellis brand into one of the best performing collections in department stores, and we are confident that more efficient planning will continue to improve profit margins in the current year.”

Oscar Feldenkreis concluded: “For fiscal 2007, we anticipate revenues to grow to $860 - $870 million and proforma earnings per share (excluding the net of tax impact of approximately $3.5 million of debt extinguishment costs related to the call and repayment of our $57 million senior secured notes) in the $2.30 - $2.40 range. Fiscal 2007 earnings guidance includes a reduction of approximately $0.08 per share associated with the adoption of FAS 123R requiring the expensing of stock options. Our anticipated revenue level includes the impact of both (i) the reduction of branded and private label programs at a national mid-tier chain and (ii) anticipated disruptions from the closing of Federated/May department stores. We remain poised to take advantage of strategic improvements in the future as retail environment consolidation uncertainties are beginning to settle. All of our divisions will benefit from improved sourcing and planning, while we will continue to expand growth platforms such as our international operations, and domestic expansion of Original Penguin, Mens Bottoms, Hispanic Lifestyle brands and Action sports brands. In addition we are excited about the opportunities to expand both of our direct retail platforms, Perry Ellis Outlets and Original Penguin stores. We remain confident about the growth opportunities that the continued development of all our brands across all levels of distribution provides us.”

PERRY ELLIS INTERNATIONAL, INC. AND SUBSIDIARIES

RECONCILIATION OF PROJECTED DILUTED EARNINGS PER SHARE TO PROFORMA DILUTED

EARNINGS PER SHARE (1)

(UNAUDITED)

	For the Year Ending January 31, 2007
Diluted earnings per share view	$2.07	$2.17
Plus:
Effect of debt extinguishment costs, net of tax effect	0.23	0.23

Proforma diluted earnings per share view	$2.30	$2.40

(1)	Proforma diluted earnings per share consists of diluted earnings per share excluding the net tax effect of approximately $3.5 million of debt extinguishment costs related to the call of our $57 million senior secured notes. Proforma diluted earnings per share is not a measurement of financial performance under generally accepted accounting principles. Accordingly, you should not regard this figure as an alternative to actual diluted earnings per share. Proforma diluted earnings per share is presented solely as a supplemental disclosure.

About Perry Ellis International

Perry Ellis International, Inc. is a leading designer, distributor and licensor of a broad line of high quality men’s and women’s apparel, accessories, and fragrances, including dress and casual shirts, golf sportswear, sweaters, dress and casual pants and shorts, jeans wear, active wear and men’s and women’s swimwear to all major levels of retail distribution. The company, through its wholly owned subsidiaries, owns a portfolio of highly recognized brands including Perry Ellis(R), Jantzen(R), Cubavera(R), Munsingwear(R), Savane(R), Original Penguin(R), Grand Slam(R), Natural Issue(R), Pro Player(R), the Havanera Co.(R), Axis(R), Tricots St. Raphael(R), Gotcha(R), Girl Star(R) and MCD(R). The company also licenses trademarks from third parties including Nike(R) for swimwear, and PING(R) and PGA TOUR(R) for golf apparel. Additional information on the company is available at http://www.pery.com.

Safe Harbor Statement

Forward-looking statements (statements which are not historical facts) in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The actual results of Perry Ellis could differ materially from those expressed or indicated by forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, general economic conditions, a significant decrease in business from or loss of any of Perry Ellis’ major customers, anticipated and unanticipated trends and conditions in the apparel industry, including current or future retail and wholesale consolidation, the effectiveness of Perry Ellis’ planned advertising, marketing and promotional campaigns, the seasonality and performance of Perry Ellis’ swimwear business, the ability of Perry Ellis to contain costs, disruption in the supply chain, Perry Ellis’ future capital needs and ability to obtain financing, the ability to integrate businesses, trademarks, trade names and licenses, including the recently completed Gotcha acquisition, the ability to predict consumer preferences and changes in fashion trends and consumer acceptance of both new designs and newly introduced products, changes in the costs of raw materials, labor and advertising, the ability to carry out growth strategies, the level of consumer spending for apparel and other merchandise, the ability to compete, termination or non-renewal of any material license agreements to which Perry Ellis is a party, exposure to foreign currency and interest rate risk, possible disruption in commercial activities due to terrorist activity and armed conflict and other factors, including those set forth in Perry Ellis’ filings with the Securities and Exchange Commission. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including those risks and uncertainties detailed in Perry Ellis’ filings with the SEC. Any forward-looking statements speak only as of the day hereof and Perry Ellis disclaims any intent or obligation to update the same.

PERRY ELLIS INTERNATIONAL, INC. AND SUBSIDIARIES

RECONCILIATION OF NET INCOME TO EBITDA (1)

(UNAUDITED)

(amounts in 000’s)

	Three Months Ended January 31,		Year Ended January 31,
	2006	2005	2006	2005
Net income as reported	$8,102	$8,215	$22,682	$20,962
Plus:
Depreciation and amortization	2,662	1,833	9,557	6,557
Interest expense	5,528	3,753	21,930	14,575
Minority interest	43	133	470	467
Income tax provision	4,576	4,715	12,639	12,207

EBITDA	$20,911	$18,649	$67,278	$54,768

(1)	EBITDA consists of earnings before interest, taxes, depreciation, amortization and minority interest. EBITDA is not a measurement of financial performance under generally accepted accounting principles, and does not represent cash flow from operations. Accordingly, you should not regard this figure as an alternative to cash flows as a measure of liquidity. EBITDA is presented solely as a supplemental disclosure because management believes that it is a common measure of operating performance in the apparel industry.

CONTACT:

Rosemary Trudeau

305-873-1294

Rosemary.trudeau@pery.com

PERRY ELLIS INTERNATIONAL, INC. AND SUBSIDIARIES

SELECTED FINANCIAL DATA (UNAUDITED)

(amounts in 000’s)

BALANCE SHEET DATA:

	As of
	January 31, 2006	January 31, 2005
Assets
Current assets:
Cash and cash equivalents	$9,412	$5,398
Accounts receivable, net	152,529	134,918
Inventories, net	126,413	115,321
Deferred income taxes	9,062	12,564
Prepaid income taxes	646	2,354
Other current assets	6,470	7,748

Total current assets	304,532	278,303

Property and equipment, net	66,591	48,978
Intangible assets, net	183,090	160,885
Deferred income taxes	3,433	10,216
Other assets	12,368	16,578

Total assets	$570,014	$514,960

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$51,763	$47,492
Accrued expenses and other liabilities	16,441	17,032
Accrued interest	6,514	4,800
Current portion of real estate mortgage	229	140
Unearned revenues	1,096	1,036
Total current liabilities	76,043	70,500

Long term liabilities:
Senior subordinated notes payable	148,914	151,518
Senior secured notes payable	56,923	58,828
Senior credit facility	40,391	10,771
Real estate mortgage	12,336	11,393
Lease payable long term	452	381
Deferred pension obligation	13,721	15,617

Total long term liabilities	272,737	248,508

Total liabilities	348,780	319,008

Minority interest	1,854	1,384

Stockholders’ equity
Preferred stock	—	—
Common stock	96	95
Additional paid in capital	90,084	87,544
Retained earnings	128,979	106,297
Accumulated other comprehensive income	221	632

Total stockholders’ equity	219,380	194,568

Total liabilities and stockholders’ equity	$570,014	$514,960

PERRY ELLIS INTERNATIONAL, INC. AND SUBSIDIARIES

SELECTED FINANCIAL DATA (UNAUDITED)

(amounts in 000’s, except per share information)

INCOME STATEMENT DATA:

	Three Months Ended January 31,		Year Ended January 31,
	2006	2005	2006	2005
Revenues
Net sales	$208,147	$165,905	$827,504	$633,774
Royalty income	5,728	6,186	21,910	22,807

Total revenues	213,875	172,091	849,414	656,581
Cost of sales	148,486	117,224	586,900	448,531

Gross profit	65,389	54,867	262,514	208,050
Operating expenses
Selling, general and administrative expenses	44,478	36,218	195,236	153,282
Depreciation and amortization	2,662	1,833	9,557	6,557

Total operating expenses	47,140	38,051	204,793	159,839

Operating income	18,249	16,816	57,721	48,211
Interest expense	5,528	3,753	21,930	14,575

Income before minority interest and income taxes	12,721	13,063	35,791	33,636
Minority interest	43	133	470	467
Income tax provision	4,576	4,715	12,639	12,207

Net income	$8,102	$8,215	$22,682	$20,962

Net income per share
Basic	$0.85	$0.87	$2.38	$2.30

Diluted	$0.81	$0.83	$2.26	$2.15

Weighted average number of shares outstanding
Basic	9,586	9,457	9,534	9,123
Diluted	10,014	9,941	10,033	9,732